Exhibit F-1


                                          July 2, 1999


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

                       Re: Pennsylvania Electric Company -
                             Declaration on Form U-1
                              SEC File No. 70-9457

Ladies and Gentlemen:

            We have examined the Declaration on Form U-1, dated March 2, 1999, under the Public Utility Holding Company Act of 1935 (the "Act"), filed by Pennsylvania Electric Company ("Penelec"), a subsidiary of GPU, Inc. ("GPU"), with the Securities and Exchange Commission and docketed in SEC File No. 70-9457, as amended by Amendment No. 1 thereto, dated March 8, 1999, Amendment No. 2 thereto, dated March 29, 1999, Amendment No. 3 thereto, dated April 8, 1999 and Amendment No. 4 thereto, dated this date, of which this opinion is to be a part. (The Declaration, as so amended and as thus to be amended, is hereinafter referred to as the "Declaration".)

            The Declaration contemplates, among other things, the sale of Penelec's 20% undivided interest in the Seneca Pumped Storage Generating Station ("Seneca"), a 435 MW pumped storage hydroelectric generating facility located near Warren, Pennsylvania to Cleveland Electric Illuminating Company
("CEI") which owns the remaining 80% of Seneca.

            We have been counsel to GPU and its subsidiaries for many years. In such capacity we have participated in various proceedings relating to the issuance of securities by GPU and its subsidiaries, and we are familiar with the terms of the outstanding securities of the corporations comprising the GPU holding company system.

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            We are  members  of the  Bar of the  State  of New  York  and do not purport to be expert on the laws of any jurisdiction other than the laws of the State of New York and the federal laws of the United States. The opinions expressed herein are limited to matters governed by the laws of the State of New York and the federal laws of the United States. As to all matters which are governed by the laws of the Commonwealth of Pennsylvania, we have relied on the opinion of Ryan, Russell, Ogden & Seltzer LLP, which is being filed as Exhibit F-2 to the Declaration.

            Based upon the foregoing, and assuming that the transactions therein proposed are carried out in accordance with the Declaration, we are of the opinion that when the Commission shall have entered an order forthwith permitting the Declaration to become effective,

                  (a) all State laws applicable to the proposed sale by Penelec of its 20% ownership interest in Seneca will have been complied with; and

                  (b) the consummation of the proposed transactions will not violate the legal rights of the holders of any securities issued by Penelec or any "associate company" thereof, as defined in the Act.

            We hereby consent to the filing of this opinion as an exhibit to the Declaration and in any proceedings before the Commission that may be held in connection therewith.

                                    Very truly yours,


                                    BERLACK, ISRAELS & LIBERMAN LLP




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